CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1943

Date of Report (Date of earliest event reported) November 24, 2003
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                         Westland Development Co., Inc.
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             (Exact name of registrant as specified in its charter)

               401 Coors Blvd., NW, Albuquerque, New Mexico 87121
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                    (Address of principal executive offices)

Registrant's telephone number, including area code: 505-831-9600
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                                       N/A
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          (Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

Three of the Registrant's Directors retired at the end of 2003 and one director died in 2003. A prolonged search for people that the remaining board members believed to be qualified to be directors was undertaken and was recently completed. Each of the following individuals was appointed to the Board at a meeting held on February 26, 2004, to the board seats stated in the following descriptions.

Appointment as Class B Director to fill the vacancy created by the retirement of Dr. Carlos Saavedra:

Ray Mares, Jr., 54 years of age, was appointed by the Board of Directors to fill the vacancy created by the retirement of Dr. Carlos Saavedra. The seat on the Board of Directors to which Mr. Mares has been appointed will continue until the election of directors at the annual meeting of shareholders for the fiscal year ended 2004. Mr. Mares is a graduate of Rio Grande High School in Albuquerque. He is also a graduate of the University of New Mexico where he received a Bachelor degree in Business. For more than the past ten years, Mr. Mares has been the Owner/Manager of Briteway Services in Albuquerque.

Appointment as Class A Director to fill the vacancy created by the retirement of Mr. Polecarpio Anaya (Mr. Anaya passed away shortly after preparing his letter of resignation):

Randolph M. Sanchez, 43 years of age, was appointed by the Board of Directors to fill the vacancy created by the retirement of Mr. Polecarpio Anaya. The seat on the board of directors to which Mr. Sanchez has been appointed will continue until the election of directors at the annual meeting of shareholders for the fiscal year ended 2006. Mr. Sanchez holds a B.S. degree in Business from Columbia College, Columbia, Missouri with emphasis on shopping center management. For the past 8 years, Mr. Sanchez has been the manager of Coronado Center in Albuquerque, and for the 3 years prior thereto was the Marketing Director of that shopping center. Mr. Sanchez has also been the manager of shopping centers located in New Jersey, North and South Carolina and in Texas.

Appointment of Class C Directors to fill the vacancies created by the death of Mr. Carmel Chavez and the retirement of Mr. David Armijo (Mr. Armijo passed away shortly after his retirement from the board).

Georgia M. Baca, 69 years of age, was appointed by the Board of Directors to fill the vacancy created by the death of Mr. Carmel Chavez. The seat on the Board of Directors to which Ms. Baca has been appointed will continue until the election of directors at the meeting of shareholders for the fiscal year ended 2005. Ms. Baca has been employed by Westland for more than the past 10 years, the past 6 of which she served Westland's Shareholder Representative. She now serves as the Board's liaison with Shareholders as the Board's shareholder representative.

Troy K Benavidez, 37 years of age, was appointed by the Board of Directors to fill the vacancy created by the retirement of Mr. David Armijo. The seat on the Board of Directors to which Mr. Benavidez has been appointed will continue until the election of directors at the annual meeting of shareholders for the fiscal year ended 2005. Mr. Benavidez is a graduate of Colorado College with a Bachelor degree in Economics. For the past two years, Mr. Benavidez has been employed as the State Government Affairs Manager for AstraZeneca Pharmaceuticals, LP, in Albuquerque, New Mexico. Prior to that he served as the External Relations Director for the Honorable Jane M. Swift, Governor of Massachusetts; as the Northern Regional Director for the Honorable Pete V. Domenici, U. S. Senator
for New Mexico; as Chief of Staff to the Honorable Walter D. Bradley, Lt. Governor of New Mexico; and as Deputy Chief of Staff for the Honorable Steven H. Schiff, U.S. Representative for the State of New Mexico.
..
 Item 6. Resignation of Registrant's Directors.

One of the Registrant's directors died and three other directors retired. All of the retired directors were elderly and in failing health. Two of the retired directors died shortly after retiring. Because of the circumstances of the deaths and retirements, the Registrant does not believe that these directors resigned within the meaning of the reporting requirements of this item of Form 8-K and has reported the appointment of their replacements under Item 5, above.

No other item is reported on in this report.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the resgist4rant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         Westland Development Co., Inc.


                         Barbara Page
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                         Barbara Page, President and CEO
March 1, 2004